Exhibit 99.1

FOR IMMEDIATE RELEASE

CARDIOTECH INTERNATIONAL NAMES A NEW CEO & PRESIDENT
APPOINTS A NEW CHAIRMAN

WILMINGTON, Mass., August 7, 2006— CardioTech International, Inc. (AMEX: CTE), a developer and manufacturer of innovative medical devices, today reported that it has named Michael F. Adams as CEO and President of the Company, effective immediately, who replaces Dr. Michael Szycher.  CardioTech’s new CEO and President has served until now as Vice President of Regulatory Affairs and Business Development and will continue to serve in those capacities.

CardioTech’s board of directors also appointed William O’Neill as the Company’s new chairman.  Mr. O’Neill has served on the Company’s board of directors since 2004.

Commenting on his new role at CardioTech, Mr. Adams stated: “I welcome the opportunity to lead our management team at this exciting time in our Company’s development.”

About CardioTech International:

CardioTech International, Inc. is a medical device company that designs, develops, manufactures and sells innovative products for the treatment of cardiovascular, orthopedic, oncology and other diseases. The Company provides its customers access to a range of proprietary and novel polymer and surface modification technologies.  CardioPass™ is CardioTech’s proprietary, synthetic coronary artery bypass graft (SynCAB).  The Company generates revenues from sales of advanced medical devices, as well as from contracted product design and development services. More information about CardioTech is available at its website: http://www.cardiotech-inc.com

CardioTech International believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review CardioTech’s’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2006.  The Company assumes no obligation to update the information contained in this press release.

For Further Information Contact:

Eric Walters	Sylvia Dresner
Vice President & Chief Financial Officer	Senior Vice President
CardioTech International, Inc.	VMW Corporate & Investor Relations
978-657-0075	212-616-6161
general-info@cardiotech-inc.com	info@vmwcom.com